Exhibit 23.2


                      CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 33-86024, 33-74016 and 33-86022), Form S-3 (File Nos.
333-1078  and  333-12865)  and  Amendment  No.1 to  Registration  Statement  No.
33-93608 on Form S-3, of our report dated January 3, 1996 (with respect to the acquisition of Ribonetics in Note 3[b], May 22 1996 and to the first paragraph of Note 1[b] and to the retroactive change of the stockholders' capital accounts, December 23, 1996) on the consolidated financial statements of Innovir Laboratories Inc. and subsidiary (the "Company") as of December 31, 1995 and for the period January 6, 1995 (inception) through December 31, 1995 included in the Company's 1997 Annual Report on Form 10-K/A.




Richard A. Eisner & Company, LLP


New York, New York
May 8, 1998